Exhibit 10.22

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN
VASCULAR RELIEF CENTERS CORP
AND
VEIN ASSOCIATES, P.A.
DATED AS OF
January 1, 2005

Page

1. DEFINITIONS 1

2. RELATIONSHIP OF PARTIES 1

2.1 Appointment and Acceptance. 1

2.2 Sole Authority to Practice Medicine. 1

2.3 Relationship of the Parties. 2

2.4 No Patient Referrals. 2

2.5 Compliance with Law. 2

2.6 Compliance with Corporate Practice of Medicine. 3

3. RESPONSIBILITIES OF MANAGER 3

3.1 Premises, Utilities and Equipment. 3

3.2 Office Services and Supplies. 4

3.3 Medical Group Administrator. 4

3.4 Other Personnel. 4

3.5 Bookkeeping and Accounting Services. 5

3.6 Financial and Management Reports. 5

3.7 Billing and Collection; Payment of Expenses. 5

3.8 Physician Selection and Recruitment. 7

3.9 Licenses and Fees. 7

3.10 Insurance Premiums. 7

3.11 End User of Certain Items. 7

4. RESPONSIBILITIES OF PA 7

4.1 Physicians. 7

4.2 Allied Health Professionals. 8

4.3 Physician Compensation. 8

4.4 Payment for Outside Provider Services. 9

4.5 Other Expenses. 9

4.6 Billing Information and Assignments. 9

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(continued)

Page

4.7 PA Accounts. 9

4.8 Employment and Independent Contractor Agreements. 9

4.9 Use of Premises, Equipment, and Manager Property. 9

4.10 Continuing Medical Education. 10

4.11 Licensing and Accreditation. 10

4.12 Information. 10

4.13 Advancement of Certain Costs. 10

4.14 Stock Ownership Restrictions. 10

4.15 Actions Requiring Manager’s Consent. 11

5. QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW. 12

5.1 Quality and Utilization Management. 12

5.2 Peer Review. 12

6. MANAGED CARE CONTRACTING AND ADMINISTRATION. 13

6.1 Contracting. 13

6.2 Contract Administration. 13

6.3 Network Development. 14

6.4 Cooperation; Compliance. 14

7. BUDGET. 14

8. MANAGER'S COMPENSATION. 14

8.1 In General. 15

8.2 Payment of Management Fee. 15

8.3 Security Interest. 15

8.4 Assignment of Practice Receivables. 16

9. INSURANCE. 16

9.1 In General. 16

9.2 Contracting Providers. 14

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(continued)

Page

9.3 Tail Insurance. 17

10. RESTRICTIVE COVENANTS. 17

10.1 Covenants of PA and the Physicians. 17

10.2 Enforcement. 18

10.3 Revision; Severability. 18

11. TERM AND TERMINATION. 18

11.1 Term. 18

11.2 Termination by PA on Manager's Misappropriation. 18

11.3 Specific Termination by Manager. 19

11.4 Other Termination. 19

11.5 Effect of Termination. 20

11.6 Contract Modifications for Prospective Legal Events. 20

12. RECORDS AND RECORDKEEPING. 20

12.1 Access to Information. 20

12.2 Ownership and Inspection of Records. 20

12.3 Confidentiality of Records. 21

12.4 Storage of Records. 21

13. INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION. 22

13.1 License of PA Name and Logo. 22

13.2 Proprietary Property. 22

13.3 Use of Management Information System (MIS). 22

13.4 Confidentiality 22

14. MISCELLANEOUS. 23

14.1 Governing Law; Jurisdiction. 23

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14.2 Amendment.

14.3 Assignment.

14.4 Requirement of Good Faith.

14.5 Force Majeure.

14.6 Indemnification.

14.7 Access to Records.

14.8 Waivers.

14.9 Severability.

14.10 Entire Understanding.

14.11 Further Assurances.

14.12 Notices.

14.13 Headings.

14.14 Construction.

14.15 Remedies Cumulative.

14.16 Attorneys'Fees.

14.17 Authorized Persons.

14.18 Counterparts.

14.19 Survival.

(continued)

Page

23 23 23 24 24 24 24 25 25 25 25 26 26 26 26 26 26 26

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MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of this 1st day of January, 2005 by and between Vascular Relief Centers Corp., a Nevada corporation (“Manager”), and Vein Associates, P.A., a Florida professional service corporation (“PA”).

RECITALS

A. PA a Florida professional service corporation which conducts a medical practice at one or more office practice locations in the State of Florida;

B. Manager is in the business of providing comprehensive management, administrative and support services to medical practices to enhance the ability of such medical practices to render high quality medical services; and

C. PA desires to engage Manager to provide management services to PA and to operate certain business aspects of PA’s operations, so that PA may focus on the rendering of professional medical services and the quality of the professional medical services which PA renders, and Manager desires to provide such management services, all as more fully set forth and described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS
  DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

  RELATIONSHIP OF PARTIES.

2.1 Appointment and Acceptance. PA hereby appoints and engages Manager, as of the Effective Date, to provide certain practice management services for the Practice, and Manager accepts such appointment and engagement, in accordance with the terms and conditions of this Agreement. Subject to the terms, conditions, authorizations, and limitations set forth in this Agreement, Manager shall have the authority and responsibility to manage certain aspects of the Practice assigned to Manager, to provide such facilities and services for the operation of the Practice as are described in Section 3, and to take all actions related thereto.

2.2 Sole Authority to Practice Medicine. Notwithstanding the provisions of Section 2.1, PA shall have exclusive authority and control over the medical aspects of the Practice to the extent they constitute the practice of medicine, including all diagnosis, treatment and ethical determinations with respect to patients which are required by Law to be decided by a physician. Any delegation of authority by PA to Manager that would require or permit Manager to engage in the Practice of Medicine in such States where such practice is prohibited shall be prohibited and deemed ineffective and PA shall have the sole authority with respect to such matters. For so long as applicable state Laws prohibit same, Manager shall not be required or permitted to engage in, and PA shall not request Manager to engage in, activities that constitute the practice of medicine in those States where such practice of medicine is prohibited. PA shall have the sole authority regarding determining medical services and medical care policies as required by applicable Law.

2.3 Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between Manager and PA. In performing all services required hereunder, Manager shall be in the relation of an independent contractor to PA, providing services to the medical practice operated by PA.

2.4 No Patient Referrals. MANAGER SHALL NEITHER HAVE NOR EXERCISE ANY CONTROL OR DIRECTION OVER THE NUMBER, TYPE, OR RECIPIENT OF PATIENT REFERRALS MADE BY PHYSICIANS AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS DIRECTING OR INFLUENCING SUCH REFERRALS. NONE OF MANAGER’S ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT, OR OTHERWISE, SHALL CONSTITUTE OBLIGATIONS OF MANAGER TO GENERATE PATIENT FLOW OR BUSINESS TO PA. RATHER, PA HAS ENGAGED MANAGER TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE IN ORDER TO ENABLE THE PHYSICIANS TO FOCUS ON DELIVERING THE HIGHEST QUALITY OF PATIENT CARE BY REMOVING THE INCREASINGLY BURDENSOME TASK OF OPERATING THE BUSINESS ASPECTS OF THE PRACTICE. NO BENEFITS TO PA OR MANAGER UNDER THIS AGREEMENT REQUIRE OR ARE IN ANY WAY CONTINGENT UPON THE ADMISSION, RECOMMENDATION, REFERRAL OR ANY OTHER ARRANGEMENT FOR THE PROVISION OF ANY ITEM OR SERVICE OFFERED BY MANAGER OR PA OR ANY OF THEIR AFFILIATES.

2.5 Compliance with Law. THE PARTIES HERETO HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT REPRESENTS AND MEMORIALIZES THE ECONOMIC ARRANGEMENT BETWEEN THE PARTIES HERETO AND THAT IT COMPLIES WITH ALL APPLICABLE LAWS, INCLUDING, BUT NOT LIMITED TO, ALL APPLICABLE HEALTH CARE LAWS. THE PARTIES ARE AWARE THAT THERE IS NO CLEAR OR DEFINITIVE GUIDANCE WITH RESPECT TO THE APPLICABILITY OF VARIOUS HEALTH CARE LAWS TO THE MANAGEMENT ARRANGEMENT CONTAINED HEREIN INCLUDING, BUT NOT LIMITED TO, THE MANAGEMENT FEE ARRANGEMENT. WHILE THE PARTIES HAVE ATTEMPTED TO REVIEW AND ANALYZE ALL APPLICABLE LAWS IN AN EFFORT TO COMPLY WITH SAME, THE PARTIES ACKNOWLEDGE THAT THE APPLICABLE HEALTH CARE LAWS, AND INTERPRETATIONS THEREOF, ARE OFTEN VAGUE AND ARE CONSTANTLY CHANGING. THE PARTIES THEREFORE UNDERSTAND AND ACKNOWLEDGE THAT AS APPLICABLE LAW, AND INTERPRETATIONS THEREOF, BECOME MORE SETTLED, THIS AGREEMENT MAY NEED TO BE AMENDED IN ORDER TO COMPLY WITH SUCH LAW, OR INTERPRETATIONS THEREOF, AS THE CASE MAY BE. IN FURTHERANCE THEREOF, THE PARTIES HAVE STIPULATED TO CERTAIN FALL-BACK FEE ARRANGEMENTS AS SET FORTH IN SECTION 11.6 AND EXHIBIT

11.6 IN ANTICIPATION OF ANY POTENTIAL PROBLEMS. THESE ALTERNATIVE ARRANGEMENTS ARE DESIGNED TO PRESERVE THE ECONOMIC

ARRANGEMENT OF THE PARTIES IN THE EVENT THE APPLICABLE MANAGEMENT FEE ARRANGEMENT SET FORTH HEREIN BECOMES PROBLEMATIC UNDER THE THEN CURRENT LAW.

  Compliance with Corporate Practice of Medicine. THE PARTIES HERETO HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT COMPLIES WITH THE CORPORATE PRACTICE OF MEDICINE PROHIBITIONS IN THE VARIOUS STATES IN WHICH PA OPERATES. THE PARTIES HERETO UNDERSTAND AND ACKNOWLEDGE THAT SUCH LAWS MAY CHANGE, BE AMENDED, OR HAVE A DIFFERENCE INTERPRETATION AND THE PARTIES INTEND TO COMPLY WITH SUCH LAWS IN THE EVENT OF SUCH OCCURRENCES. UNDER THIS AGREEMENT, PA SHALL HAVE THE EXCLUSIVE AUTHORITY AND CONTROL OVER THE MEDICAL ASPECTS OF THE PRACTICE TO THE EXTENT THEY CONSTITUTE THE PRACTICE OF MEDICINE, WHILE MANAGER SHALL HAVE THE SOLE AUTHORITY TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE AS MORE FULLY DESCRIBED IN SECTION 3 OF THIS AGREEMENT.

  RESPONSIBILITIES OF MANAGER. During the Term, so long as PA operates a full-time medical practice, and subject to all of the provisions of this Agreement, Manager, as the sole and exclusive manager of the Practice, shall provide the following facilities, equipment, supplies and services:

3.1 Premises, Utilities and Equipment.

3.1.1 Manager may acquire (by lease or purchase) the premises used by Physicians for the conduct of their medical practice and will provide, or arrange for the provision of, such premises to PA. Manager shall be responsible for providing new or additional premises for the expansion or replacement of the Practice or replacement of premises previously used, if such expansion or replacement is approved as set forth herein. All premises used by PA in the conduct of the Practice are collectively referred to herein as the “Premises.” Manager shall provide, or arrange for the provision of, all reasonably necessary and appropriate utilities, building services and supplies, including but not limited to all water, gas, heat, air conditioning, power, light, janitorial and maintenance services at the Premises. To the extent the Premises are subject to one or more leases (“Leases”), such utilities, building services and supplies and all other items related to the Premises to be provided by Manag er, including Manager’s ability to continue to provide such Premises, shall be subject to the terms, conditions, limitations and restrictions set forth in such Leases.

3.1.2 Manager may acquire (by lease or purchase) such equipment, fixtures and furnishings used by Physicians for the conduct of their medical practice and shall provide, or arrange for the provision of, such equipment, fixtures and furnishings to PA. Subject to other limitations set forth herein, Manager shall provide PA with the use of such other equipment, fixtures, and furnishings and replacement equipment as determined by Manager to be reasonably required for the operation of the Practice. All equipment provided hereunder, whether original equipment acquired by Manager, replacement equipment or new equipment shall collectively be referred to herein as the “Equipment.” Manager shall maintain the Equipment in reasonably good condition and repair, reasonable wear and tear excepted, and will refurbish or replace the same as required, in a manner consistent with policies on medical technology to be developed by Manager and PA. Manager will provide such additional new Equipment or replacement

Equipment as may be reasonably required from time to time. Title to all Equipment utilized in the Practice will be in the name of Manager during the Term and at all times thereafter, unless PA acquires such Equipment. To the extent the Equipment is subject to one or more equipment leases, such Equipment to be provided by Manager, including Manager’s ability to continue to provide such Equipment, shall be subject to all of the terms, conditions, limitations and restrictions set forth in such leases.

PA ACKNOWLEDGES THAT MANAGER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE FITNESS, SUITABILITY OR ADEQUACY OF ANY FURNITURE, FIXTURES, EQUIPMENT, INVENTORY, OR SUPPLIES LEASED OR PROVIDED PURSUANT TO THIS AGREEMENT FOR THE CONDUCT OF A MEDICAL PRACTICE OR FOR ANY OTHER PARTICULAR PURPOSE.

3.2 Office Services and Supplies. Manager shall provide all medical, office, and other supplies reasonably required for the operation of the Practice, consistent with guidelines to be determined by Manager, including all reasonable and necessary telephone services for the official business of the Practice, laundry services, linen, uniforms, printed stationery, forms, telephone answering service, reception, secretarial and transcribing services, paging devices, postage, and duplication services.

3.3 Medical Group Administrator. Manager may appoint an individual to whom Manager shall delegate responsibility for the overall administration of the Practice pursuant to this Agreement (the “Medical Group Administrator”). Manager shall unilaterally determine any and all compensation, payroll taxes, fringe benefits, bonuses, disability insurance, workers’ compensation insurance and any other benefits of the Medical Group Administrator.

3.4 Other Personnel. Manager, at its sole discretion, may also furnish to PA the services of all other personnel as requested by PA for the effective operation of the Practice, other than: (i) Allied Health Professionals determined by Manager and PA to be most properly employed by PA for purposes of Payor requirements or applicable provisions of Law; and (ii) the Physicians. Consistent with applicable Laws, Manager shall make all hiring and termination decisions, establish and pay all wages, salaries and compensation, determine staffing levels, individual work hours, personnel policies and employee benefit programs for all of Manager personnel providing services to or through the Practice. However, PA shall have the right and obligation to direct and supervise the delivery of health care services by personnel furnished by Manager.

3.5 Bookkeeping and Accounting Services. Manager may perform all reasonable bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of the business records, papers, documents, ledgers, journals and reports relating to the business operations of the Practice; the establishment, administration and implementation of accounting procedures, controls, forms and systems; and the preparation of financial and management reports referenced in Section 3.6. Manager will use its best efforts to preserve the confidentiality of the books and records of PA, including patient medical records; provided, however, this sentence shall in no way prevent Manager from using such books, records and patient medical records in the Ordinary Course of Business.

3.6 Financial and Management Reports. Manager shall prepare and furnish to PA the following reports:

3.6.1 Periodic income statements for the operation of the Practice, in accordance with the manner and form that Manager normally utilizes for its books and records, in such time intervals as Manager deems appropriate. Manager shall not be responsible for preparing PA’s federal and state income tax returns or for the payment of any of PA’s income taxes. All such statements will be prepared on an accrual basis of accounting in accordance with GAAP, with such exceptions thereto as are determined by Manager to be advisable, including provisions for interim period reporting; and

3.6.2 Any additional financial management reports and information that Manager determines would assist PA in evaluating its productivity and services.

3.7 Billing and Collection; Payment of Expenses.

3.7.1 Manager shall provide billing and collection services for all fees payable with respect to PA’s provision (either directly or through Contracting Providers and Outside Providers) of services, equipment, devices and supplies to patients of the Practice, including, but not limited to, technical services and all professional medical services provided to the Practice’s patients at the Premises or in a hospital or other health facility or other location, by PA’s Physicians, Outside Providers, or the Allied Health Professionals. Manager and PA shall work together to establish policies and protocols which help ensure that upcoding or false claims do not occur. In connection with such billing and collection services, PA and Manager will endeavor to integrate billing compliance programs with third party audits of statistically valid samples of randomly selected claims;

3.7.2 Manager shall review the payables of PA and shall cause payment thereof to be made out of the funds of PA;

3.7.3 PA and the Physicians hereby irrevocably appoint Manager for the Term as their respective true and lawful attorney-infact to take the following actions for and on behalf of and in the name of PA and the Physicians and agree to execute the Limited Power of Attorney, attached hereto as Exhibit 3.7.3 and any other instrument reasonably requested by Manager to evidence such appointment or necessary to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby:

(i) Bill patients and Payors in the name and provider number(s) of PA and Physicians;

(ii) Collect in the name of PA and Physicians from patients, insurance companies and all other Payors (other than from the state or federal government), all charges resulting from the provision of equipment, devices, and supplies provided and services rendered to patients of the Practice, including technical services and all professional medical services provided by PA and Physicians to patients at the Premises, or in a hospital, health facility, or any other location; and to collect capitated payments and all other charges, fees or salaries resulting from or related to the operation of the Practice, including but not limited to any and all hospital incentive funds and funds from shared risk and bonus pools under any risk sharing arrangements wherein PA or Physicians are the provider of medical services;

(iii) Other than with respect to Government Receivables, to take possession of and endorse in the name of PA all cash, notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable (and PA shall cause individual Physicians who receive directly any payments for the benefit of PA to deliver such amounts to Manager, to be handled pursuant to this Agreement in a manner consistent with other payments);

(iv)
Other than with respect to Government Receivables, deposit all such collections directly into one or more PA Accounts and to make withdrawals from such PA Account(s) for such purposes as are consistent with the provisions of this Agreement or to deposit all such collections directly into a depository account in the name of Manager;
(v)
Other than with respect to Government Receivables, place accounts for collection, settle and compromise claims, and institute legal action for the recovery of accounts; and

(vi) To execute all instruments or documents necessary or appropriate in connection with the above.

3.7.4 With respect to Government Receivables, Manager shall bill for same pursuant to the Billing Agreement, which Manager and PA will agree to simultaneously herewith. Also, with respect to all Governmental Receivables, PA shall enter into an agreement with its depository bank in, substantially the form attached hereto as Exhibit 3.7.4, to cause the depository bank to receive such payments and deposit them into an account (“Government Account”) in the name of PA, negotiate such payments, and sweep the proceeds of such account on a daily basis, into one or more bank accounts maintained in the name of Manager or an Affiliate of Manager. The bank in which the Government Account is located shall be a bank that is not providing financing to PA or acting on behalf of another party in connection with such financing. The instructions of PA shall be revocable at the sole instruction of PA; provided, however, that if PA revokes such instructions, it shall be in default of this Agreement and Manager shall be entitled to seek an order or judgment from a court of proper jurisdiction for specific performance to sweep the Government Account pursuant to this Agreement.

3.8 Physician Selection and Recruitment. To the extent allowable under applicable Laws, Manager shall establish and implement guidelines for the selection, hiring and termination of Physicians. Manager will also further assist PA in recruiting new Physicians and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, assisting PA in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates; provided, however, only in States where required, PA shall interview and make the ultimate decision as to whether to employ or retain a specific candidate. All Physicians recruited with the assistance of Manager to render professional medical services on behalf of PA shall be the employees of PA, to the extent such Physicians are hired as employees. Any expenses incurred in the recruitment of Physicians, including, but not limited to, employ ment agency fees, relocation expenses and interviewing expenses shall be Practice Operating Expenses.

3.9 Licenses and Fees. Upon PA’s request, Manager shall cause the payment to be made for professional licensure fees and board certification fees of Physicians associated with PA. Any such expenses shall be Practice Operating Expenses in accordance with Section 1.45

(xix) herein below.

3.10 Insurance Premiums. Manager shall cause all premiums to be paid as Practice Operating Expenses, with respect to the policies of insurance to be obtained pursuant to Section 9.

  End User of Certain Items. Other than with respect to space and equipment, the parties hereto agree and acknowledge that Manager is the “end-user” of all items acquired by the Manager in order to fulfill its duties and obligations to the Practice under this Agreement. Accordingly, Manager shall be responsible for the sales tax, if any, applicable to such items and shall remit same to the applicable governmental agency.

  RESPONSIBILITIES OF PA. PA shall operate a full-time medical practice during the Term, which practice shall operate efficiently and properly as measured against Comparable Practice Standards. In furtherance of the foregoing, PA shall provide and perform the following during the Term:

4.1 Physicians. Subject to the right of the Manager to establish and implement guidelines for the selection, hiring, and termination of Physicians, PA shall have the authority to engage (whether as employees or as Contracting Providers), promote, discipline, suspend and terminate the services of, all Physicians. Notwithstanding the foregoing, PA and Manager shall agree on the amount of compensation payable to Physicians. PA shall ensure that all Physicians employed or contracted by PA are appropriately supervised with respect to the provision of services to patients. PA shall consult with Manager prior to engaging new Physicians, subject to the guidelines established by PA for the hiring of new Physicians. PA shall staff the Practice as required for the efficient operation of the Practice, and as otherwise necessary to meet the requirements of Payor Contracts. PA shall provide full and prompt medical coverage twenty-four (24) hours per day, seven (7) days per week, including holidays (includin g “on call” coverage, as appropriate). At all times during the Term, all Physicians shall be providers in the Medicare program and PA shall have a Medicare provider number. In addition, PA shall ensure that each Physician shall:

	4.1.1	Maintain an unrestricted license to practice medicine in the State, and maintain good standing with the State Medical
Board;
	4.1.2	Maintain a Federal Drug Enforcement Administration certificate without restrictions, to the extent necessary for his or her practice;

4.1.3 Maintain such hospital medical staff memberships and clinical privileges appropriate to his or her specialty, as determined by PA and sufficient to meet the requirements of Payors;

4.1.4 Perform medical services through the Practice and otherwise operate the Practice, in accordance with all Laws and with prevailing and applicable standards of care;

4.1.5 Maintain his or her skills through continuing education and training;

4.1.6 Maintain eligibility for professional liability insurance for his or her specialty; and

4.1.7 Satisfy such other requirements as are reasonably requested by Manager. 7

4.2 Allied Health Professionals. Consistent with Section 3.4 above, Manager shall employ all Allied Health Professionals, unless required by applicable Law to be employed by PA. Manager and PA will work together in the recruiting, hiring, training and terminating of Allied Health Professionals with ultimate decision as to same resting with PA. Notwithstanding the foregoing, Manager shall have the right to establish and implement guidelines for the selection, hiring and termination of Allied Health Professionals. PA shall have the sole right and obligation to direct and supervise the health care services provided to patients by Allied Health Professionals, whether employed by PA or Manager.

4.3 Physician Compensation. PA shall be responsible for the payment of all compensation and benefits payable to all Physicians, as well as Allied Health Professionals, if any, who are employees or independent contractors of PA, including all applicable vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health, life or disability insurance or any other employee benefits of any kind or nature, provided that Manager shall manage and implement on behalf of PA the actions necessary to operate the payroll and compensation systems of PA.

4.4 Payment for Outside Provider Services. PA shall be responsible for the payment of all costs and expenses related to Outside Provider Services. PA hereby authorizes and directs Manager to pay and discharge PA’s obligations to pay for Outside Provider Services from Practice Revenues.

4.5 Other Expenses. PA shall be responsible for the payment of all other expenses of PA, provided that Manager shall manage and implement on behalf of PA the actions necessary to cause such payments to be made. The expenses of operating the Practice which are incurred by Manager will be recouped by Manager through the Operations Fee component of the Management Fee. Further, PA shall not: (i) incur any Indebtedness, other than in the Ordinary Course of Business, except as provided in an agreed upon Budget or with Manager’s prior consent; (ii) agree to permit, or take any action which would result in, the attachment of any Encumbrance to, or the burdening with any Encumbrance of, any of its assets, except as provided in an agreed upon Budget or with Manager’s prior written consent, other than in the Ordinary Course of Business; or (iii) make any Investment.

4.6 Billing Information and Assignments. PA shall promptly provide Manager with all billing information requested by Manager to enable Manager to bill and collect PA’s charges, and PA shall procure consents to assignments and other approvals and documents necessary to enable Manager to obtain payment or reimbursement from payors and patients. PA shall obtain, with the assistance of Manager, all provider numbers necessary to obtain payment or reimbursement for its services. The billing services Manager performs on PA’s behalf pursuant to the terms of this Agreement shall be conducted in the name of PA and with the use of PA’s identification number to the extent required by applicable Laws.

4.7 PA Accounts. PA shall maintain one or more PA Accounts at banks selected by Manager. PA shall take such action as is necessary to maintain Manager’s authority at its sole discretion, to make withdrawals from and deposits into such PA Accounts other than any accounts that are established to receive payments on Government Receivables. PA shall not maintain any bank account for cash deposits which is not a PA Account for purposes of this Agreement. Manager shall bill, collect and receive (other than for Government Receivables) all Practice Revenues and shall deposit the Practice Revenues collected directly into a PA Account, and (other than for Government Receivables) shall specifically have the authority to take all funds out of the PA Account, as often as Manager deems appropriate, at its sole discretion, and insert such funds in another account to facilitate the use of such funds for the purposes described herein.

4.8 Employment and Independent Contractor Agreements. PA shall require that each Physician practicing full time by and through the Practice execute an employment agreement (a “Physician Employment Agreement”) or an independent contractor agreement (a “Physician Independent Contractor Agreement”), the form of which must be approved by Manager.

4.9 Use of Premises, Equipment, and Manager Property. PA acknowledges and agrees that the Premises and the Equipment, supplies and services (including forms, stationery, and signage) provided by Manager pursuant to this Agreement are provided to PA solely for use in the conduct of the Practice, and PA shall not use such Premises, Equipment, supplies or services for any reason other than the provision of health care services by and through PA and subject to any restrictions contained in any lease or license therefor. PA agrees to comply with all Laws governing and regulating the use of the Premises, Equipment, supplies or services, and shall have no right, title or interest in such Premises, Equipment, supplies, or services.

4.10 Continuing Medical Education. PA shall cause all Physicians and employed, affiliated, or supervised Allied Health Professionals to participate in such continuing medical education activities as are required by Laws, and which are determined by PA to be appropriate and within the financial limits of any applicable Budget. PA shall monitor and provide periodic reports on such participation to Manager. Any such expenses by Physicians shall be Professional Expenses.

4.11 Licensing and Accreditation. PA shall cause PA, Physicians, Allied Health Providers, departments or specialty groups or other applicable subgroups of the Practice, including any Contracting Providers, to comply with all Laws and maintain such licenses and accreditations as are necessary for the provision of medical and health care services by the Practice and the Payor Contracts, and to obtain and maintain such additional licenses and accreditations as required by all applicable Laws and regulations. PA shall conduct the Practice in compliance with all Laws and all applicable contractual requirements, including but not limited to requirements under the Payor Contracts.

4.12 Information. PA agrees to provide Manager and its Affiliates with access, without charge, to information and material developed by PA, for use in the performance of Manager’s obligations under this Agreement.

4.13 Advancement of Certain Costs. If, at any time during the Term, PA’s cash flow is not sufficient to meet the Operations Fee obligations and Physician compensation obligations (subject to the parameters discussed in Section 8.2.3) at the time at which such expenses are due, Manager may, at its sole discretion, advance such sums as are necessary to pay such expenses (the “Operating Advances”), which advances shall be recouped from PA’s future collections. PA shall pay Manager interest on that portion of the aggregate outstanding Operating Advances which exceed Five Thousand And No/100 Dollars ($5,000.00) at a commercially reasonable rate; such rate to be computed and adjusted, if necessary, at the end of each month during which the Operating Advance exceeds such threshold level (the “Operating Advance Interest Amount”).

The Operating Advance Interest Amount shall be determined on a monthly basis, based on average outstanding Operating Advances during such month.

4.14 Stock Ownership Restrictions. Notwithstanding anything herein contained to the contrary, each present and future shareholder of PA, in consideration of the services to be provided hereunder to PA and other good and valuable consideration, hereby grants to Manager, and agrees that Manager during the Term shall have, the right and option at any time or times to require each and every shareholder of PA to sell all, or any part of, such shareholder’s stock interests in PA to any Person designated by Manager who may lawfully own such shares (the “Designated Person”). In acknowledgment of this provision and the other provisions set forth in this Section 4.14, each present and future shareholder of PA shall execute the signature page to this Agreement evidencing his agreement to the terms and conditions of this Section 4.14. The purchase price for the sale of such stock shall be One and No/100 Dollar ($1.00) per share and shall be effected by Manager by providing written notic e to that effect to the shareholder(s) and upon receipt of such written notice, such shareholder(s) agrees promptly to comply with the instructions contained in such notice. To guarantee the performance of these obligations, each shareholder hereby appoints (and each new shareholder shall be deemed to have so appointed) Manager as his attorney-in-fact to transfer his stock in PA to the Designated Person and agrees to execute the Stock Power attached hereto as Exhibit 4.14. This appointment is coupled with an interest and shall be irrevocable during the Term of this Agreement. All shareholders of PA hereby agree not to transfer, sell, assign, gift, or pledge their shares of capital stock in PA without the prior written consent of Manager.

4.15 Actions Requiring Manager’s Consent. Notwithstanding anything herein to the contrary, the following actions by PA shall require the prior written consent of the Manager:

4.15.1	The issuance of capital stock of the PA or of any security convertible into shares of capital stock of PA;
4.15.2	The payment of any dividends on the capital stock of PA or other distribution to the shareholders of PA;
4.15.3	Any consolidation of PA;
4.15.4	Any sale, assignment, pledge, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, of assets, including the PA’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any series of transactions over any consecutive five (5) year period) of the total assets of the PA of the end of its most recent fiscal year ending prior to such disposition;

4.15.5 Any purchase or other acquisition of assets at any aggregate cost to PA exceeding Five Thousand and No/100 Dollars ($5,000.00);

4.15.6 Any incurrence of loans or other indebtedness by PA in an amount in excess of Five Thousand Dollars and No/100 ($5,000.00);

4.15.7 Any reclassification or recapitalization of the capital stock of PA;

4.15.8 Any redemption or purchase of any shares of capital stock of PA; 10

4.15.9 Any amendment to the Articles/Certificate of Incorporation or Bylaws of PA;

4.15.10 The dissolution or liquidation of PA;

4.15.11 The authorization for the employment or discharge of any individual at a salary in excess of Five Thousand and No/100 Dollars ($5,000.00) per annum, or for the execution and delivery of any employment contracts, or the modification or termination thereof;

4.15.12 The entering into any contract by PA at an aggregate contract price to the PA in excess of Five Thousand and No/100 Dollars ($5,000.00); and

  The creation of any indebtedness or any other obligation of PA to any of the shareholders of PA or of any of the shareholders of PA to PA.

  QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW.

5.1 Quality and Utilization Management. PA ACKNOWLEDGES AND AGREES THAT A QUALITY AND UTILIZATION MANAGEMENT PROGRAM FOR DETERMINING THE MEDICAL NECESSITY AND APPROPRIATENESS OF CARE RENDERED BY PA PROVIDES CONTROLS AND PROTECTIONS THAT ASSIST TO PREVENT POTENTIAL OVERUTILIZATION WITH ANY FEE FOR SERVICE ARRANGEMENT, INCLUDING, BUT NOT LIMITED, TO THOSE REIMBURSABLE UNDER FEDERAL HEALTH INSURANCE PROGRAMS AND ALSO PROVIDES ESSENTIAL DATA TO PA AND MANAGER FOR THE PURPOSES OF MANAGING THE PRACTICE AND NEGOTIATING, ADMINISTERING AND MAINTAINING PAYOR CONTRACTS. PA and Manager agree to develop and implement a quality and utilization management program in accordance with recommendations made by Manager and PA, or as required under Payor Contracts. PA shall cause Physicians and employed, supervised or affiliated Allied Health Professionals to participate in the development of such programs and to comply with the standards, protocols or practice guidelines established thereby and PA will ensure that such individuals are required by their Physician Employment Agreements or other contracts to do so. Manager is authorized by PA to prepare and distribute reports of such PA program activities to employees of, and consultants to, PA and Manager, to Payors, and to such other persons as manager deems necessary in order for Manager to carry out its obligations hereunder.

5.2 Peer Review. PA and Manager shall cooperate to develop, from time to time, peer review procedures for the Physicians and Allied Health Professionals providing services to patients of the Practice. PA shall provide Manager with prompt notice of any material quality of care concerns relating to Allied Health Professionals or any Physicians providing services on behalf of PA. PA shall implement such corrective actions that PA determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws. PA and the Physicians will also comply with, and participate in, all peer review programs of Manager or any entity with whom Manager and PA contracts, including, but not limited to, Payors.

6. MANAGED CARE CONTRACTING AND ADMINISTRATION.

6.1 Contracting. To the extent permitted by applicable Law, Manager shall review, evaluate, and negotiate Payor Contracts on behalf of PA; provided, however, PA and Manager shall work together to implement controls (including attempting to ensure that Payor Contracts have utilization review and quality assurance programs) to help ensure that overutilization of services does not occur with respect to the services the PA renders. Once negotiated, Manager shall submit such Payor Contracts, with Manager’s recommendations thereupon, to the PA for review and final approval. Upon the request of Manager, PA and Physicians, if necessary, agree to execute any Payor Contracts approved by PA. Notwithstanding anything to the contrary herein, Manager may negotiate and enter into Payor Contracts in its own name, or in the name of other medical practices which Manager manages and pursuant to which such medical practices other than PA will render services.

6.2 Contract Administration. Manager shall administer Payor Contracts on behalf of PA, and to the extent PA is responsible under such Payor Contracts for providing the following, Manager shall be responsible for:

6.2.1 Claims administration, including processing all claims and encounter data of PA for services provided to enrollees or members of Payors for which PA is obligated to pay, and PA will timely provide Manager with all information necessary to administer such claims;
6.2.2	Distributing payments from Payors to providers of Outside Provider Services in conformance with Section 4.4;
6.2.3	Administering any risk pools established by any Payor pursuant to a Payor Contract;
6.2.4	Assisting PA in determining eligibility of patients for coverage prior to the provision of medical or other services;
6.2.5	Assisting in reconciling retroactive denials of eligibility;
6.2.6	Assisting in the administration of the authorization processes established by PA or a Payor;
6.2.7	Serving as a liaison with Payors on behalf of PA;
6.2.8	Submitting or obtaining data and reports in accordance with Payor Contracts;
6.2.9	Assisting in resolving any grievances between PA and Payors; and
6.2.10	Assisting in resolving enrollee or member grievances.
6.3	Network Development. Subject to applicable Laws, to the extent required under Payor Contracts or to meet PA’s and Manager’s obligations thereunder and to the extent desirable to facilitate servicing new or potential Payor Contracts, Manager may assist PA in developing a provider network for the provision of Outside Provider Services, including:

6.3.1 Assisting PA in the negotiation and administration on behalf of PA of all physician and provider agreements for Outside Provider Services, and with monitoring contract compliance and renewal dates;

6.3.2 Assisting PA with establishing utilization guidelines and programs for Outside Provider Services and administering such utilization and quality management programs; and

6.3.3 Assisting in developing and administering specialty and hospital referral authorization procedures consistent with requirements of Payors.

    Cooperation; Compliance. PA shall cooperate with Manager in the development of integrated health care delivery systems and provider networks with a view towards entering into managed care arrangements. PA and its Physicians will participate in various aspects of managed care arrangements as required by Payor Contracts. PA shall operate in compliance with all Payor Contracts and shall work with Manager to attempt to obtain new Payor contracts.

    ANY NETWORK ESTABLISHED BY MANAGER AND PA, PURSUANT TO THIS SECTION 6 SHALL NOT REQUIRE REFERRALS WITHIN THE NETWORK, UNLESS THE APPLICABLE MANAGED CARE CONTRACT INVOLVES CAPITATED PAYMENTS IN WHICH CASE REFERRALS WITHIN THE NETWORK WILL NOT RESULT IN INCREASED COSTS TO THE PAYOR BUT RATHER ENABLES THE NETWORK TO MANAGE ITS COSTS.
  BUDGET. Manager, in consultation with PA, may prepare a Budget for each Budget Period prior to the applicable Budget Period, and, if prepared, the Budget will include an annual capital expenditures budget. Failure to prepare a Budget in a timely manner shall not constitute a breach of this Agreement by Manager. In the absence of a Budget, the PA shall continue to operate in a manner consistent with the Ordinary Course of Business.

  MANAGER’S COMPENSATION.

8.1 In General. In consideration for the premises, equipment, services and supplies furnished by Manager to PA hereunder, PA shall pay to Manager an annual management fee (the “Management Fee”) during each Year of the Term, which shall equal the sum of:

plus	8.1.1	The Operations Fee (including applicable sales tax with respect to space and equipment) during the applicable Year;
	8.1.2	Practice Revenues, minus the sum of Practice Operating Expenses, Professional Expenses, and any amounts paid as a marketing fee, in each case during the applicable Year (the “Base Management Fee”). For purposes of this Agreement, a “Year” shall mean every calendar year during the Term; provided, however, the first Year shall mean the period beginning on the Effective Date and ending on December 31, 2005, during which first Year all numbers set forth herein. 13

8.2 Payment of Management Fee. PA shall pay Manager the Management Fee on a monthly basis as follows:

8.2.1 With regard to the Operations Fee, Manager shall utilize the funds from the PA Account to pay the Operations Fee, as and when same becomes due and payable, and Manager shall have the right and authority to transfer all funds from the PA Account to a Manager account to facilitate such payment. In all cases, however, the Operations Fee for each month must be paid on or before the 15th day of the immediately succeeding calendar month.

8.2.2 With regard to the Base Management Fee, Manager shall retain in Manager’s accounts, from funds transferred from the PA Account, the amounts necessary to pay the Base Management Fee. Manager shall have the right and authority to transfer all funds from the PA Account to a Manager account to facilitate such payment.

8.2.3 The payment of the Base Management Fee shall be made from PA Accounts after payment of Professional Expenses, subject to the limitations in the following sentence. In order to distribute the appropriate amount to the Physicians as Professional Expenses, such distributed amount shall be determined based upon the amount that should be available to the Physicians under GAAP (i.e., accrual basis) accounting applied to the PA’s operations.

8.3 Security Interest. To secure PA’s obligations to Manager hereunder, PA hereby grants Manager a security interest, to the extent permitted by applicable law, in all property, if any, which PA may now own or may hereafter acquire (the “Collateral”) including, without limitation, the following:

8.3.1 All inventory of PA, whether now owned or hereafter acquired;

8.3.2 All equipment, machinery tools, fixtures, furnishings, leasehold improvements, furniture, vehicles or goods of PA, whether now owned or hereafter acquired;

8.3.3 All accounts receivable, accounts, contracts, contract rights, chattel paper, and chooses in action, now or hereafter due or owing to, or owned by, PA;

8.3.4 All general intangibles, now or hereafter owned by PA, including, without limitation, books and records, notes, instruments, licenses, and trade names;

8.3.5 All insurance policies and proceeds thereof; and

8.3.6 All proceeds and products of the foregoing.

PA shall execute such financing statements and other documents as shall be necessary to perfect (and maintain the perfection of) said security interest. Upon a default hereunder or other breach which results in the termination of this Agreement, or non-payment by PA hereunder, which is not cured by PA within thirty (30) days after receipt of written notice of default, Manager shall be entitled to exercise all rights and remedies under State law including, without limitation, all rights and remedies of a secured party under the Uniform Commercial Code for the applicable State in which PA operates. PA shall not sell, assign, transfer or encumber any of the Collateral without Manager’s prior written consent. PA acknowledges and understands that Manager may assign the foregoing security interest in the Collateral to any Person or entity who may from time to time provide financing to Manager, and PA consents to such assignment

  Assignment of Practice Receivables. Except to the extent not assignable under any applicable Law, PA hereby irrevocably assigns, transfer, conveys and sets over to Manager all Receivables of PA, whether now existing or hereafter created or arising, together with all proceeds thereof and whether or not such receivables constitute accounts, instruments, general intangibles, documents or other types of property under any applicable Law. It is the intent that this assignment constitute an absolute assignment of all of PA’s right, title and interest in and to any and all present and future Receivables and the proceeds thereof, and that Manager be vested with title to all such Receivables and proceeds. If and to the extent an absolute assignment of any Receivables is not permitted under applicable Law, then the foregoing provisions of this Section 8.4 shall not be effective with respect to such Receivables only, but all such Receivables shall, nevertheless be subject to the security int erest granted to Manager by PA pursuant to Section 8.4 hereof. The absolute assignment of all present and future Receivables as set forth herein shall terminate as to any Receivables that are created after the Termination Date and all settlement payments by PA to Manager have been paid as provided in this Agreement. PA acknowledges and understands that Manager shall be authorized, in its sole and absolute discretion, to grant a security interest in or otherwise assign any of the Receivables in respect to which Manager obtains title by way of assignment pursuant to this Section 8.4, to secure any and all present or future liabilities or obligations owing by Manager to the person or entity to which Manager grants such security interest or assignment.

  INSURANCE.

9.1 In General. Manager shall procure and maintain the following insurance with respect to the Practice: (i) comprehensive general liability insurance; (ii) property insurance covering the Premises, Equipment and supplies owned by Manager; (iii) on behalf of PA, professional liability insurance for the acts of PA and all Persons providing professional services through the Practice naming the applicable covered Person, Manager and PA as an insured or additional insured, with such amounts of coverage and from such insurance service as Manager and PA mutually agree upon, from time to time, which amounts Manager and PA have agreed will initially be: One Million and No/100 Dollars ($1,000,000.00) per occurrence, and Three Million and No/100 ($3,000,000.00) per annual aggregate, subject to applicable adjustments; and (iv) such other insurance coverage as is determined by Manager to be advisable, or as required by applicable law. Manager may procure and maintain any insurance this Agreement requires Manager to maintain through any program of self-insurance or through an Affiliate acting in the capacity as agent or insurance company, including off-shore captive insurance companies, in each case which complies with normal actuarial standards and appropriate reserves based on such established standards.

9.2 Contracting Providers. PA shall require all Contracting Providers to procure and maintain professional liability insurance in amounts and from carriers as are determined by Manager to be reasonably necessary for the proper and efficient operation of the Practice.

9.3 Tail Insurance. All Physicians, effective as of the Termination Date, and any individual Physician, effective upon such Physician’s termination of employment with PA, shall purchase either extending reporting insurance coverage or prior acts coverage from a subsequent insurance carrier, covering for a period of two (2) years, the medical malpractice claims made which relate to services rendered by such Physician during the Term. Any such insurance shall provide minimum coverage in the per occurrence and aggregate amounts equal to the amounts of coverage insuring such Physicians on the date immediately preceding the Termination Date and shall name PA and Manager as additional insureds.

10. RESTRICTIVE COVENANTS.

10.1 Covenants of PA and the Physicians. PA, during the Term and for two (2) years thereafter, and each Physician, during the term of such Physician’s employment by PA and for two (2) years thereafter, shall not:

10.1.1 Directly or indirectly, provide professional medical (including but not limited to, treatments of spider veins, varicose veins and hemorrhoids) or other health care services, or have any interest in an entity which provides such services (except in connection with the Practice during the Term), within a ii thirty-five (35) mile radius, of each of the office locations of the Practice or any other medical practices managed by, or otherwise affiliated with, Manager, in existence during the Term;

10.1.2 Solicit, negotiate, discuss or enter into any agreement with any party other than Manager or an Affiliate of Manager, pursuant to which such party provides to PA or Physicians services similar to the services which Manager provides to PA hereunder;

10.1.3 Develop, hold any ownership interest in or participate in the management of, complete a practice sale to, contract with, or provide any other services (including any non-medical services) to any entity which operates a practitioner practice management business similar to that conducted by Manager or its Affiliates; provided, however, it shall not be deemed a violation of this provision if Physician only holds a passive investment of less than a Five Percent (5%) interest in, but does not contract with, any company that is traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market; or

10.1.4 Solicit for employment, or employ or engage, by itself, himself, or herself, or on behalf of any other entity, as an employee, independent contractor or in any other capacity whatsoever, any individual who is or was employed by Manager, or an Affiliate of Manager, during the Term.

PA shall cause each of the Physicians to enter into a shareholders’ agreement which includes a covenant on behalf of each such Physician not to engage in any of the activities set forth in Sections 10.1.1 through 10.1.4, so long as he or she is a shareholder of PA and for two (2) years thereafter. Further, upon any Physician terminating his or her full time employment by PA, such Physician shall arrange to transfer his or her shares of PA stock to PA or the remaining Physicians.

10.2 Enforcement. PA and the Physicians agree that any breach of the restrictive covenant in Section 10.1 will result in irreparable damage to Manager for which Manager will have no adequate remedy at law, and, therefore, PA and the Physicians consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Manager enjoining any such breach, without prejudice to any other right or remedy to which Manager shall be entitled including remedies at law. All of Manager’s Affiliates are specifically hereby named as third party beneficiaries of the covenants contained in Section 10.1 with full right and power to enforce these provisions against PA and the Physicians.

  Revision; Severability. The necessity of each of the restrictions set forth in this Section 10 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the Parties and the Parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests of Manager. However, in the event that any portion of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant.

  TERM AND TERMINATION.

11.1 Term. The initial term of this Agreement shall, unless earlier terminated pursuant to the terms hereof, be for a forty (40) year period commencing on the Effective Date and ending on the 40th Anniversary thereof (the “Initial Term”). Upon expiration of the Initial Term, the Agreement shall be extended for successive five (5) year periods (each such five (5) year period shall be referred to as an “Extended Term” and the Initial Term and any Extended Term shall be referred to in this Agreement as the “Term”), unless either PA or Manager provides the other with written notice of its desire not to renew, not less than ninety (90) days prior to the end of the Initial Term or the applicable Extended Term. The same terms and conditions of this Agreement shall apply to an Extended Term, unless PA and Manager mutually agree in writing to alter the terms and conditions.

11.2 Termination by PA on Manager’s Misappropriation. PA shall be entitled to terminate this Agreement by giving written notice (the “Termination Notice”) to Manager, upon Manager’s intentional material misappropriation, theft, or embezzlement of PA’s monies or other assets.

11.3 Specific Termination by Manager. Except as otherwise provided herein, Manager may terminate this Agreement by giving written notice (the “Termination Notice”) to PA, if: (i) PA or any Physician is suspended or prohibited from participating in the Medicare or Medicaid programs or are excluded from entering into healthcare provider agreements with the managed care or healthcare insurance industry and such suspension, prohibition or exclusion is not rescinded within thirty (30) days following the commencement thereof; (ii) any Physician has his/her license to practice medicine in any state or his/her Drug Enforcement Number suspended, relinquished, terminated, restricted or revoked and the same is not reinstated within thirty (30) days thereafter; (iii) any Physician has his/her medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked due to professional competence and the same is not reinstated within thirty (30) days thereafter; (iv) any Physician has been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (v) a Physician breaches the restrictive covenant in his/her Physician Employment Contract or in this Agreement, (vi) any Physician fails to comply with the general policies and procedures of PA or Manager, (vii) any Physician does not comply with applicable standards of providing quality medical care; or (viii) any Physician demonstrates professional incompetence in the rendering of quality medical care, as determined by the Manager at its sole discretion. Notwithstanding the foregoing, if this Agreement would terminate as a result of the action described in (i) through (iv) of this Section 11.3 applying to a Physician, then this Agreement still shall not terminate if such Physician is terminated by PA within thirty (30) calendar days after PA receives written notice from Manager to terminate such Physician’s employment with PA; provided, however, if the event precludes such Physician from practicing medicine, the applicable Physician must be terminated immediately. If PA does have the obligation to replace the terminated Physician pursuant to the foregoing sentence, then PA shall have twelve

(12) months from the date of the terminated Physician’s departure to make such replacement. Additionally, Manager may also terminate this Agreement if any Physician breaches any of his or her restrictive covenants (i.e. in (v) above); provided, however, in such a situation this Agreement shall not terminate if: (i) PA immediately terminates the Physician; and (ii) PA enforces, and cooperates with Manager to enforce, the restrictive covenant and non-competition provisions contained in the Physician Employment Agreement, Physician Independent Contractor Agreement, this Agreement or any other applicable agreement to which PA is a party.

11.4 Other Termination. Manager shall be entitled to terminate this Agreement by delivering notice of termination to PA in the event PA: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating PA bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of PA or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

11.5 Effect of Termination. Upon termination of this Agreement: (i) neither Party shall be discharged from any previously accrued obligation which remains outstanding; (ii) any sums of money owing by one Party to the other shall be paid immediately, prorated through the Termination Date; (iii) PA shall return to Manager all originals and copies of Manager’s confidential information in the possession of PA or any other person or entity to whom PA has delivered originals or copies; (iv) PA and Manager shall perform such matters as are necessary to wind up their activities under this Agreement in an orderly manner; (vi) PA shall vacate and surrender to Manager the Premises, Equipment and all other property of Manager in the same condition as received, reasonable wear and tear excepted; and (vii) each Party shall have the right to pursue other legal or equitable relief as may be available depending upon the circumstances of the termination.

11.6 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both PA and Manager in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, PA and Manager shall amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between PA and Manager. Notwithstanding the preceding sentence, to the extent such Laws relate to the Management Fee, the terms set forth on Exhibit 11.6 attached hereto shall govern and control.

12. RECORDS AND RECORDKEEPING.

12.1 Access to Information. PA hereby authorizes and grants to Manager full and complete access to all information, instruments and documents relating to the Practice which may be reasonably requested by Manager to perform its obligations hereunder, and shall disclose and make available to representatives of Manager for review and photocopying all relevant books, agreements, papers and records of the Practice.

12.2 Ownership and Inspection of Records.

12.2.1 At all times during and after the Term, all patient medical records shall be and remain the sole property of PA. All such patient medical records shall be prepared and maintained in accordance with all applicable Laws regarding confidentiality and retention. The patient medical records shall be maintained and kept at the Premises of the Practice and upon termination of this Agreement, all such patient medical records shall be and remain in the possession of PA. To the extent permitted by applicable law, Manager shall be permitted to retain true and complete copies of such records, at its expense.

12.2.2 At all times during and after the Term, all business records and information, including but not limited to, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to the Practice, relating to the business and activities of Manager, shall be and remain the sole property of Manager.

12.2.3 PA shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, at the principal place of business of PA, any PA records determined by Manager to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

12.3 Confidentiality of Records. Manager and PA will adopt procedures to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, to assure the confidentiality of the records relating to the operations of Manager, PA and the Practice, including but not limited to all statistical, financial and personnel data related to the operations of Manager, PA or the Practice, which information is not otherwise available to third parties publicly or by law.

12.4 Storage of Records. PA agrees to store all records in its possession, including but not limited to patient medical records, at its sole cost and expense, for a minimum of seven (7) years from the date of the last activity recorded in such records. At the end of the aforedescribed seven (7) year period, PA shall be entitled to dispose of such records as it deems necessary or appropriate; provided, however, PA shall provide prior written notice to Manager of PA’s intent to dispose of such records and shall provide Manager with a thirty (30) calendar day period, from the date that such notice is given by PA, for Manager to take control of or copy any or all of the records to be disposed of by PA, at the sole cost and expense of Manager.

13. INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.

13.1 License of PA Name and Logo. PA hereby grants to Manager the nonexclusive right, license and privilege to use PA’s logo, if any, and the names “Vein Associates, P.A.” alone or as a portion of or in connection with the corporate name of Manager during the Term, and subject to all of the terms and conditions provided herein. PA agrees to provide Manager with access, without charge, to the outcomes and other data developed by PA for use in the operation of the Practice. Manager may include its name and the names of PA and the Physicians on any letterhead, professional announcements, brochures, promotional materials, private placements, public offerings, and the like relating to PA or Manager. Manager hereby grants to PA the nonexclusive right, license and privilege to use any such trade names developed by Manager or its Affiliates alone or as a portion of or in connection with the corporate name of PA during the Term, subject to Manager’s prior written consent, which may not be unreasonably withheld.

13.2 Proprietary Property. Manager is and shall be the sole owner and holder of all right, title and interest to the proprietary property of Manager consisting of all copyright, service mark and trademark rights and interests in the logo, management information and other systems, forms, form contracts, and policy manuals relating to the Practice, excluding any logos purchased or created solely by PA. PA agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of Manager.

13.3 Use of Management Information System (MIS).

13.3.1 PA’s Use of Manager’s MIS. PA shall use all software and hardware provided by Manager pursuant to this Agreement, in accordance with and subject to all of the terms and conditions of any license or sublicense agreements, leases or any other agreements that such software and hardware are subject to, and shall not allow or permit any person to use the software or hardware or any portion thereof in violation of any such license, sublicense, agreements, lease or any other agreements. Notwithstanding any provision in this Agreement to the contrary, PA may, at its option and sole cost and expense, acquire hardware and software as it deems appropriate for internal record keeping purposes.

13.3.2 Manager’s Use of PA’s MIS. PA shall permit Manager to use software and hardware owned or licensed by PA and used in the operation of the Practice immediately preceding the Effective Date, and software and hardware of PA, if any, owned or licensed by PA after the Effective Date.

13.4 Confidentiality. PA acknowledges that during the course of its relationship with Manager hereunder, PA may be given access to or may become acquainted with Confidential Business Information (as defined below) of Manager. In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable Law, PA hereby agrees not to disclose or use any of the Confidential Business Information except in connection with the services rendered to PA, as provided herein for the Term of this Agreement and an additional period of five (5) years thereafter. For purposes of this Agreement, “Confidential Business Information” shall mean certain confidential information and trade secrets of Manager relating to its business, including but not limited to the confidential information and trade secrets regarding: (a) business methods; (b) facilities; (c) billing records; (d) tax returns and records; (e) any records, memoranda and correspondences dealing with the bus iness of Manager; (f) policies; (g) financial and operational information, including all insurance records;

(h)
internal memoranda;
(i)
form agreements, checklists or pleadings; (j) contracts or agreements executed by or on behalf of Manager with any person or entity, including, but not limited to, hospitals, clinics, medical offices and centers; (k) information regarding advantageous business relationships with hospitals and other facilities; (l) officer, director and shareholder information; (m) suppliers, marketing, and other information and know-how, all relating to or useful in Manager’s business and which have not been disclosed to the general public; and (n) this Agreement. PA agrees and acknowledges that the Confidential Business Information of Manager, as such may exist from time to time, are valuable, confidential, special, and unique assets of Manager. The parties hereto agree that the documents relating to the business of Manager, including all Confidential Business Information, are the exclusive property of Manager. PA understands and agrees that its obligations and duties under this Section do not cease upon termination of this Agreement and, further, PA shall return all such documents (including any copies thereof) to Manager immediately upon the termination of this Agreement.

14. MISCELLANEOUS.

14.1 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed in the State by residents of the State, without regard to conflict of laws principles. The Parties hereto agree that any suit or action arising out of this Agreement may be brought only in a court in the State of

Florida.
14.2	Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by each of the Parties hereto.
14.3	Assignment. Manager shall have the right to assign, transfer, sell or pledge its rights hereunder without any required consent: (i)

to any Affiliate of Manager; (ii) to a third party as part of a sale of substantially all or a part of Manager’s business; and (iii) to any lending institution, for security purposes or as collateral, from which Manager obtains financing, which right of assignment shall include any right of Manager as a third-party beneficiary. Except as set forth above, neither Manager nor PA shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party. An “assignment” by PA in violation of this provision shall include, without limitation, any transfer of ownership interests of PA, any reorganization of PA, any merger of PA and any sale of substantially all of the assets, of PA. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

14.4 Requirement of Good Faith. Wherever this Agreement provides for a determination, decision, selection, consent, approval or adoption by either Party hereto, the determination, decision, selection, consent, approval or adoption by said Party shall be made in good faith and in the sole and absolute discretion of said Party notwithstanding any requirement to consult with the other Party.

14.5 Force Majeure. Except with respect to payment obligations, neither Party shall be liable nor deemed to be in default for any delay or failure in performance under the Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions beyond the reasonable control of either Party.

21 However, both Parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

14.6 Indemnification. PA shall indemnify, defend and hold harmless the Manager and any Affiliates of Manager from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement by PA, or any of its employees, agents, contractors or subcontractors, which indemnification shall expressly include all liabilities, losses, claims, lawsuits, injuries, costs, damages or expenses incurred by Manager as a result of any allegations that Physicians have violated the federal or the applicable State’s self-referral and anti-kickback laws or have engaged in any fraudulent billing practices including, without limitation, upcoding, unbundling, or false claims.

14.7 Access to Records. As an independent contractor of PA, Manager shall, in accordance with Section 1395x(V)(1)(I) of Title 42 United States Code, until the expiration of four (4) years after the termination of this Agreement, make available upon written request to the Secretary of the United States Department of Health and Human Services (“USDHHS”), or upon request of the Comptroller General of the United States General Accounting Office (“USGAO”), or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that in the event Manager carries out any duties under this Agreement through a subcontract with a value or cost of Ten Thousand And No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such agreement shall contain a clause to the effect that until expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request, to the Secretary of the USDHHS, or, upon request, to the Comptroller General of the USGAO, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organizations as are necessary to verify the nature and extent of such costs.

14.8 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term contained in this Agreement shall be effective unless in writing and signed by the waiving Party, and no waiver in any one or more instances shall be deemed to be a continuing waiver of any such condition or breach in other instance or a waiver of any other condition or breach of any other term.

14.9 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.10 Entire Understanding. This Agreement supersedes all prior oral and written understandings and agreements between the Parties hereto. The Parties acknowledge and agree that this document, together with its all schedules, exhibits and attachments, which are hereby incorporated herein and made a part hereof in their entirety by this reference, and all other documents specifically referenced herein, constitute the entire agreement between the Parties regarding the services to be provided by the Parties hereto.

14.11 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out of this Agreement.

14.12 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given: (i) when received if given in person; (ii) on the date of acknowledgement of receipt if sent by facsimile or other wire transmission or by overnight courier; or (iii) five days after being deposited in the U.S. mail, certified mail, return receipt requested, postage prepaid:

If to PA, addressed as follows:

Vein Associates, PA
1000 Executive Drive
Suite 2
Oviedo, FL 32765

If to Manager, addressed as follows:

Vascular Relief Centers Corp

or to such other individual or address as a Party hereto may designate for itself by notice to the other Party given as herein provided.

14.13 Headings. The headings preceding the text of sections of this Agreement and the exhibits, attachments and schedules hereto are for convenience only and shall not be deemed part of this Agreement.

14.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

14.15 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to a Party, but the same shall be distinct, separate, and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

14.16 Attorneys’ Fees. In the event of any suit under this Agreement or otherwise between PA and Manager, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of inhouse counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.17 Authorized Persons. Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, such consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any officer of the Party rendering such consent, approval or determination, or such Party’s board of directors.

14.18 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.19 Survival. All of the representations, warranties, covenants and agreements contained in this Agreement are material and have relied upon by the parties to this Agreement and shall survive upon the termination of this Agreement for their applicable statute of limitations.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MANAGER:

Vascular Relief Centers Corp.,

a Nevada corporation

By: /s/ Lee Fields
Name: Lee Fields
Title: President

PA:

Vein Associates, PA,

a Florida corporation

By: /s/ Daniel Thomas, D.O.
 , President

ONLY AS TO SECTION 4.14 HEREOF:

/s/ Daniel Thomas, D.O.
Dan Thomas, D.O., as a shareholder

EXHIBITS
1	Definitions
1.6	Billing Agreement
3.7.3	Limited Power of Attorney
3.7.4	Depository Lockbox Agreement
11.6	Alternative Management Fee
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EXHIBIT 1
Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. “Affiliate” shall mean, with respect to any Person: (i) any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; (ii) if the Person is an individual, any other individual who is related to such Person, and (iii) with respect to Manager, any entities Manager provides services similar to the services provided herein. For the purposes of this definition, the terms “controls,” “is controlled by” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither PA nor Manager is an Affiliate of the other for purposes of this Agreement.

1.2. “Agreement” shall mean this Management Services Agreement, including all exhibits, attachments and schedules hereto, as same may be amended from time to time in accordance with their terms.

1.3. “Allied Health Professionals” shall mean licensed or certified Persons, other than Physicians, necessary for the provision of health care services, together with all Persons who perform technical services in connection with any clinical laboratory operated by PA or Manager.

1.4. “Anniversary” shall mean, when preceded by the term “First,” “Second,” etc., the date which is the applicable anniversary of the Effective Date.

1.5. “Base Management Fee” shall have the meaning given to it in Section 8.1.2.

1.6. “Billing Agreement” shall mean the Billing Agreement entered into by and between Manager and PA relating to Manager’s billing of PA’s Governmental Receivables, in the form of which is attached hereto as Exhibit 1.6.

1.7. “Budget” shall mean the budget of the Practice for any Budget Period prepared and approved in accordance with Section 7.

1.8. “Budget Period” shall mean each Year during the Term of this Agreement.

1.9. “Business Day” shall mean any day on which national banks located in Maitland, Florida are generally open for business.

1.10. “Collateral” shall have the meaning given to it in Section 8.4.

1.11. “Comparable Practice Standards” shall mean those standards consistent with the (i) professional standards set forth in Payor Contracts and prevailing in the community in which PA conducts its Practice, or (ii) professional standards for a medical practice in a similar specialty as conducted by the Physicians of PA.

1.12. “Contracting Provider” shall mean any Physician or Allied Health Professional who provides medical or health care services by and through the Practice as an independent contractor of PA, and does not include providers who contract with PA to provide Outside Provider Services.

1.13. “Effective Date” shall mean the effective date of this Agreement, which shall be the start of business on ___________, 2005.

1.14. “Encumbrance” shall mean any option, warrant, pledge, security interest, lien, charge, mortgage, trust, deed, easement, lease, sublease or other encumbrance.

1.15. “Equipment” shall have the meaning given to it in Section 3.1.2.

1.16. “Extended Term” shall have the meaning given to it in Section 11.1.

1.17. “GAAP” means the United States generally accepted accounting principles in effect from time to time.

1.18. “Government Receivables” shall mean all accounts receivable generated from services rendered to beneficiaries under the Medicare, Medicaid, Champus, and other state and federal programs, which services are reimbursable under any of such programs.

1.19. “Guaranty” shall have the meaning given to it in Section 8.3.2.

1.20. “Including” or to “include” any item shall mean containing or to contain such item as part of a whole, without any implied exclusion of other items.

1.21. “Indebtedness” of PA shall mean PA’s obligations for borrowed money, obligations representing the deferred purchase price of property or services (other than accounts payable arising in the Ordinary Course of Business of PA consistent with the Budget), obligations, whether or not assumed, secured by Encumbrances on or payable out of the proceeds or production from property now or hereafter owned or acquired by PA, obligations which are evidenced by notes, acceptances, letters of credit or other instruments, obligations to pay rent under a lease which is either a capital lease for purposes of GAAP or has a noncancellable term in excess of one year, or agreements, undertakings or arrangements by which PA assumes, guarantees, endorses or contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable for, the obligation or liability of any other Person.

1.22. “Initial Employment Term” shall have the meaning given to it in Section 4.8.

1.23. “Initial Term” shall have the meaning given to it in Section 11.1.

1.24. “Investment” shall mean any loan, advance, extension of credit (excluding accounts receivable arising in the Ordinary Course of Business), deposit account or contribution of capital by a Person to any other Person or any joint venture investment or other investment in, or purchase or other acquisition of, the stock, notes, debentures or other securities of any other Person made by such Person.

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1.25. “Law” shall mean any law, statute, regulation, rule, ordinance, order, consent decree, settlement agreement or government requirement having the effect of law and applicable to PA, Manager or their respective Affiliates, issued by any applicable federal, state, or local governing body and/or any other regulatory or practitioner self-governing organization, or any applicable rule or requirement of an accrediting agency to which PA or Manager agree or are obligated to conform.

1.26. “Leases” shall have the meaning given to it in Section 3.1.1.

1.27. “Management Fee” shall have the meaning given to it in Section 8.1.

1.28. “Manager” shall have the meaning given to it in the Preamble.

1.29. “Medical Group Administrator” shall mean the individual appointed by the mutual agreement of Manager, who is delegated the responsibility for the overall administration of the Practice under Section 3.3.

1.30. “Operating Advances” shall have the meaning given to it in Section 4.13.

1.31. “Operating Advance Interest Amount” shall have the meaning given to it in Section 4.13.

1.32. “Operations Fee” for any period shall mean the amount equal to the Practice Operating Expenses incurred by Manager. To the extent that the Operations Fee includes amounts paid under Sections 3.1.1 and 3.1.2, applicable sales tax will be paid.

1.33. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency.)

1.34. “Outside Providers” shall mean those individuals who provide outside provider services.

1.35. “Outside Provider Services” shall mean those professional medical services and other ancillary health services provided by physicians or others who are not employees or Contracting Providers of PA, which are rendered as required to patients of PA and constitute covered services for which PA or Manager has responsibility to pay under Payor Contracts.

1.36. “PA” shall have the meaning given to it in the Preamble.

1.37. “PA Account” shall mean any bank account in the name of and owned by the PA.

1.38. “Payor” shall mean any Person that, on behalf of a patient, pays or reimburses PA for health care services provided to such patient, such as an insurance company, managed care plan, employer, or the Medicare, CHAMPUS, or Medicaid programs.

1.39. “Payor Contracts” shall mean the contracts, agreements or arrangements between PA or Manager and Payors, pursuant to which medical and other health care services are provided to enrollees, members or subscribers of such Payors at negotiated prices.

1.40. “Person” shall mean any natural person, corporation, partnership, limited liability company, or any other business structure recognized as a separate legal entity with the capacity to enter into and perform contracts.

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1.41. “Physician” shall mean any licensed physician or surgeon, employed directly by PA or engaged as a Contracting Provider, who provides professional services to patients of PA.

1.42. “Physician Employment Agreement” shall have the meaning given to it in Section 4.8.

1.43. “Physician Independent Contractor Agreement” shall have the meaning given to it in Section 4.8.

1.44. “Practice” shall mean the medical practice and related business activities conducted by PA.

1.45. “Practice Operating Expenses” shall mean the accrued operating expenses incurred by the PA or Manager with respect to the Practice which are (i) incurred in the Ordinary Course of Business of the Practice; and (ii) not (a) Professional Expenses, or (b) expenses which are part of Manager’s corporate overhead, unless such expenses are specifically provided for in this Section 1.45 hereinbelow. Subject to the limitations of the preceding sentence, Practice Operating Expenses include, but are not limited to, the following: (i) all direct and indirect expenses relating to the employment by Manager or PA of employees (or retention by Manager or PA of independent contractors) to provide services for PA, including, without limitation, all salaries, benefits, insurance, payroll costs and all taxes, and, including a pro-rata share (based on days of service per month) of expenses relating to employees who provide services to PA and to other persons or entities, including, but not in any way limited to, Physicians, Contracting Providers, and Outside Provider Services) as well as Allied Health Professionals; (ii) the annual depreciation and all other direct and indirect expenses (including any purchase interest or leasing costs and taxes) related to Equipment used in the Practice, including all management information systems; (iii) obligations under leases or subleases of real and personal property for the Premises, including under all of the Leases; (iv) personal property and intangible taxes assessed against assets used in the Practice; (v) state and local business general Taxes, fees and charges relating to the management of the Practice; (vi) promotional expenses related to PA and charitable contributions; (vii) utility, waste collection and janitorial expenses relating to PA; (viii) non-physician and physician personnel recruitment expenses; (ix) supplies (including pharmaceuticals); (x) any amortization costs or expenses incurred in connection with the expansion of the Practice, whether through acquisition of, or merger with, other medical practices in connection with such expansion; (xi) insurance premium expenses for business office insurance; (xii) insurance premium expenses for policies of professional liability or malpractice insurance; (xiii) any fees or expenses required to be paid in connection with the establishment, maintenance and servicing of any contract with any health care provider or Payor including incurred but not reported expenses; (xiv) any costs or expenses incurred in connection with data processing systems hardware and software utilized in the Practice; (xv) legal and accounting expenses associated with the enforcement by PA or Manager of any restrictive covenants against Physicians; (xvi) third party expenses related to processing payroll for persons who provide services at the Practice office locations; (xvii) deductibles under policies of professional liability or malpractice liability insurance, any costs and expenses incurred with respect to claims under such policies of professional liability or malpractice liability judgments or settlements assessed against PA, Physicians or Manager in excess of policy limits or within the deductible limit of any policy of insurance;

(xviii) expenses related to the Practice for beepers, cellular telephones and pagers; (xix) the Physicians’ board certification fees and medical license fees and medical license renewal fees; (xx) professional association fees and professional dues included in the Budget; (xxi) expenses related to the Practice for books, publications and periodicals which expenses are included in the Budget; (xxii) any indirect costs and overhead related to the operations of the PA; and (xxiii) other expenses of any nature whatsoever related to the operations of PA which are not Professional Expenses.

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1.46. “Practice Revenue” shall mean all accrued revenues generated by or on behalf of PA or Physicians and Allied Health Professionals as a result of professional medical services furnished to patients, witness fees, medical director fees, IME’s, pharmaceuticals and all other items, products, services and supplies sold to patients and other fees or income generated by PA or Physicians rendered in an office, inpatient, or outpatient, or any other setting whatsoever or through clinical trial research and regardless of whether rendered to health maintenance organization, preferred provider organization, Medicare, Medicaid or other patients, including, but not limited to, payments under fee-for-service, case rate, and capitation arrangements, less account adjustments for uncollectible accounts, discounts, Medicare, Medicaid, workers’ compensation, professional courtesy discounts, retroactive adjustments under payor contracts, and other write-offs.

1.47. “Premises” shall have the meaning given to it in Section 3.1.

1.48. “Professional Expenses” are all accrued expenses of the Practice related to Physicians and other non-physician providers who are employed by PA and shall include the expense for the following items:

(i)
payments and compensation to be made by or on behalf of PA to Physicians and other non-physician providers who are employed by PA (including all applicable vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health, life or disability insurance or any other employee benefits of any kind or nature whatsoever including, but not in any way limited to, cellular telephone and automobile expenses);
(ii)
any federal, state or local income Taxes of PA and the Physicians and other non-physician providers who are employed by PA and the costs of preparing federal, state or local Tax returns and all other Taxes associated with the Professional Expense, including but not limited to all Taxes associated with employment and independent contractor relationships;

(iii) continuing medical education activities of Physicians and other non-physician providers who are employed by PA, including related travel and meals;

(iv)
direct personal expenses of Physicians and other non-physician providers who are employed by PA, including, without limitation, those of a kind which PA has historically charged to its Physicians and other non-physician providers who are employed by PA (including, but not limited to, entertainment and meal expenses, and costs of employees providing personal services to particular Physicians and like expenses personal in nature); and
(v)
costs associated with accounting and professional services incurred by or on behalf of PA other than those provided by Manager (excluding any legal and accounting expenses associated with the enforcement by PA or Manager of any restrictive covenants against Physicians which are Practice Operating Expenses in accordance with Section 1.45(xv) hereinabove). It is the intention of PA and Manager that Professional Expenses shall generally consist only of the cost and expense of those items specified above, plus the cost and expense of any additional items which cannot be supplied by Manager, but are necessary for the Physicians to engage in the practice of medicine in the reasonable determination of PA.

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1.49. “Receivables” shall mean the right to payment in the form of accounts receivable or otherwise, resulting from all of the operations of PA, including from all services rendered and all goods sold, regardless of the source of the payment (e.g. patients, indemnity insurers, managed care payors, state and federal health care programs, and any other payor whatsoever).

1.50. “State” shall mean the State of Florida.

1.51. “Taxes” shall mean all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, utility, severance, production, premium, capital stock, license, transfer and transfer gains taxes, workers’ compensation taxes and other obligations of the same or a similar nature, and “Tax” shall mean any one of such Taxes.

1.52. “Term” shall have the meaning given to it in Section 11.1.

1.53. “Termination Date” shall mean the date on which this Agreement is terminated in accordance with its terms.

1.54. “Termination Notice” shall have the meaning given to it in Section 11.3 and Section 11.4.

1.55. “Year” shall have the meaning given to it in Section 11.1.

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Exhibit 4.14
STOCK POWER

______ hereby assigns and transfers unto Vascular Relief Centers Corp., all of the issued and outstanding shares of the capital stock of ________ (the “Company”), standing in his name on the books of the Company represented by certificate number __ herewith, and he does hereby irrevocably constitute and appoint to transfer the said shares on the books of the Company with full power of substitution in the premises.

Dated: ____________

Print Name:____________________________________

EXHIBIT 11.6

Alternative Management Fee

Manager and PA (collectively, the “Parties”) are fully and completely satisfied with the economic terms set forth in the Agreement, including the calculation of, and arrangements regarding, the Management Fee. The Management Fee represents the Parties’ negotiated agreement as to the reasonable fair market value of the management expertise, strategic planning, capital access, resource retention, equipment, contract analysis and support, purchasing, office space, and other management and administrative oversight services supervised, coordinated, arranged for or otherwise facilitated by Manager. However, the Parties are aware that, due to the constantly changing nature of the health care industry, the application and interpretation of the Laws and regulations which apply to certain arrangements between health care entities and providers are often uncertain, constantly changing and subject to evolving interpretation. In order to enhance the Parties’ ability to retain the benefits of the Agreement which each such Party contemplated upon the execution of the Agreement, the parties agree to the following (capitalized terms not defined herein are defined in the Agreement):

  No Adverse Determinations. The Parties agree that none of them will, at any time, take any action of any nature whatsoever to obtain a determination that the Management Fee or any of the payment or other arrangements set forth in the Agreement are unlawful in any other manner whatsoever. The Parties specifically agree that such a claim is an inappropriate mechanism for attempting to change or eliminate the agreed upon arrangement.

  Events of Adjustment. If either of the following events occur, the Management Fee shall be revised and adjusted as set forth in Section 3 below (a “Management Fee Adjustment”):

2.1 Management Fee Held Unlawful. Any component of the Management Fee, as currently set forth in the Agreement, is actually held by a forum of competent jurisdiction to be unlawful or otherwise unenforceable, for any reason whatsoever, including, but not limited to, any of the Parties challenging or taking action to invalidate such arrangement in contradiction to Section 1 above; or

  New Authority on Point. An authoritative decision is rendered which results in the clear position that the Management Fee arrangement, or a material component thereof, violates applicable state or federal Law; provided if any Party disagrees that such decision is clearly applicable to the actual Management Fee currently set forth in the Agreement, then an independent attorney who is a partner in a nationally recognized health law practice who practices in the applicable jurisdiction, and who is mutually acceptable to both of the Parties, determines in an opinion that the Management Fee “would” violate applicable Law.

  Revised Fees. If a Management Fee Adjustment is required pursuant to Section 2 above, the Management Fee shall be revised as follows, without the requirement of any additional actions by the Parties:

3.1 Initial Adjustment. If an adjustment to the Management Fee is required during any Year of the Term, the Management Fee for the rest of such Year and each succeeding Year shall be equal to the greater of (a) (i) the Operations Fee for such Year, plus (ii) the sum of the Operations Fee, marketing expenses and Professional Expenses for such Year multiplied by the Applicable Percentage, as defined below, for such Year, or (b) (i) the Operations Fee for such Year, plus (ii) Twenty Percent (20%) of the Operations Fee for the applicable Year. For purposes of this calculation, the Practice Operating Expenses shall not be reduced by any objectively determinable cost savings implemented by Manager (e.g., group malpractice insurance savings). If, as of the date of the adjustment, less than twelve (12) full months of the Term have transpired, then the Management Fee provided for above shall be prorated to determine the new fees for the remainder of such Year. “Applicable Pe rcentage” shall mean the average of the Management Fee for the three (3) years (or such shorter period if 3 years has not transpired) immediately preceding the applicable Year, divided by the average for the three (3) years (or such shorter period if 3 years has not transpired) immediately preceding the applicable Year, of the sum of the Operations Fee, marketing expenses, and Professional Expenses. If either clause (a) or (b) above is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining clause shall not be affected thereby.

3.2 Potential Alternative Adjustment. The provisions of this Section 3.2 shall only apply if the initial Management Fee Adjustment described in Section 3.1 is deemed problematic under Law, as further explained in Section 3.2.1.

  Defined. Only if the initial Management Fee Adjustment set forth in Section 3.1 would also be deemed to violate applicable Laws based upon the same ruling or authoritative decision referenced in Section 2 above (subject to the same resolution by a mutually selected health care attorney if any of the Parties refute the application of the ruling or pronouncement to the revised Management Fee), then the revised Management Fee shall be equal to the greater of (a) the Operations Fee, plus a fixed fee equal to Fifteen Percent (15%) of the Operations Fee for the applicable Year, or (b) the Operations Fee, plus a fixed fee equal to One Hundred Fifteen Percent (115%), or such other greater percentage as the parties may mutually agree, of the prior year Base Management Fee; provided, however, if as of the date of the adjustment, less than twelve (12) full months of the Term have transpired, then the actual Base Management Fee shall be annualized to determine the new fixed fee amount .. If either clause (a) or (b) above is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining clause shall not be affected thereby.

  PARTIES INTENT; SAVINGS CLAUSE. THE PARTIES AGREE THAT THE INITIAL MANAGEMENT FEE CONTAINED IN THE AGREEMENT, AND EACH OF THE ALTERNATIVE MANAGEMENT FEES SET FORTH IN SECTION 3 ABOVE, ARE INTENDED TO PRESERVE THE ECONOMIC AND BUSINESS RELATIONSHIP INTO WHICH THE PARTIES DESIRE TO ENTER, WHILE COMPLYING WITH THE CONSTANTLY CHANGING INTERPRETATION AND APPLICATION OF HEALTH CARE LAWS. THESE DIFFERENT FEE ARRANGEMENTS ARE ALL ACCEPTABLE TO THE PARTIES. ANY OF THESE FEES WILL PRESERVE THE ESSENCE OF THE AGREEMENT, AND NONE ARE INDIVIDUALLY ESSENTIAL TO THE CONTINUED EXISTENCE OR VIABILITY OF THE AGREEMENT. ACCORDINGLY, IF ANY FEE ARRANGEMENT CONTEMPLATED IN THE AGREEMENT OR THIS EXHIBIT IS PROBLEMATIC UNDER APPLICABLE LAW, THE APPLICABLE ALTERNATIVE FEE SHALL APPLY, AND THE AGREEMENT SHALL OTHERWISE REMAIN UNCHANGED AND IN FULL FORCE AND EFFECT.

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